SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2017

CAPITAL PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Rhode Island

(State or other jurisdiction of incorporation)

001-08499	05-0386287
(Commission File Number)	(IRS Employer Identification Number)

100 Dexter Road, East Providence, Rhode Island 02914

(Address of principal executive offices)

(401) 435-7171

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

(b) On March 16, 2017 Todd D. Turcotte resigned as a director and Vice-President of the Registrant and as director and officer of the Capital Terminal Company and Tri-State Displays, Inc., wholly owned subsidiaries of the Registrant, effective close of business on March 31, 2017. There were no disagreements between Mr. Turcotte and the Registrant.

(c) On March 16, 2017 the Board of Directors of the Registrant appointed P. Scott Conti, 59, as President of the Registrant, effective April 1, 2017 to serve until the first meeting of the Board of Directors after the next annual meeting of shareholders of the Registrant, or until his earlier death, resignation or removal. From 2005 until 2017 Mr. Conti served as President and Chief Operating Officer of the Providence and Worcester Railroad Company (the “Railroad”). Mr. Conti also served as a director of the Railroad from 2006 to November 1, 2016. Prior to November 1, 2016 the Railroad and the Registrant were related parties as they had a common controlling shareholder. The Railroad provides freight service in four states and had over 120 employees. Mr. Conti was responsible for all railroad operations.

(e) Mr. Turcotte will receive severance for a period of one year following the effective date of his termination. In addition, the Registrant has the right to engage Mr. Turcotte as a consultant for a period of two years following the termination of his employment and for each consulting engagement Mr. Turcotte will be paid $120 per hour of time spent on the engagement in addition to any severance pay.

Mr. Conti’s salary will be $180,000 per year and he will participate in the Company’s SEP and its health plan. Mr. Conti will receive no other benefits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL PROPERTIES, INC.

Date: March 16, 2017	By:	/s/ Barbara J. Dreyer
Barbara J. Dreyer Treasurer